EXHIBIT 99.1

Community West Bancshares Announces $8 Million Offering for 9% Convertible Subordinated Debentures

GOLETA, Calif., May 4, 2010 (GLOBE NEWSWIRE) -- Community West Bancshares (Nasdaq:CWBC), parent company of Community West Bank, today announced its intention to offer $8 million, and up to $8.8 million with oversubscription privileges, of convertible subordinated debentures which will pay interest at 9% until conversion, redemption or maturity. The debentures, which will mature 10 years from the date of issuance, will be sold in $1,000 increments and pay interest quarterly on January 15, April 15, July 15 and October 15. The debentures may be redeemed by the Company after January 1, 2014. Prior to maturity or redemption, the debentures can be converted into common stock at $3.50 per share if converted prior to July 1, 2013, $4.50 per share between July 2, 2013 and July 1, 2016 and $6.00 per share from July 2, 2016 until maturity or redemption. The debentures will be initially offered to shareholders as of April 30, 2010 on a pro-rata basis. Each shareholder will be given the right to purchase one $1,000 debenture for each 750 shares owned. All remaining debentures not subscribed for in the offering will be offered to the general public and to existing shareholders alike.

The debentures are unsecured obligations of Community West Bancshares and are subordinated to all other present and future debts including deposits and borrowings and are not insured by the Federal Deposit Insurance Corporation.

Proceeds from the offering will be used to further strengthen the capital position of the Company and support its strategic growth opportunities. The Company's Board of Directors will retain discretion in the allocation and use of the proceeds of the offering.

The Company has filed a registration statement (including a prospectus) with the SEC for this offering. Before investing, prospective investors should read the prospectus in the registration statement for more complete information about the Company and the offering. Shareholders of record will be sent the prospectus, along with related subscription forms and information, on or about May 10, 2010. Prospective investors and other interested parties may obtain these documents without charge by visiting EDGAR on the SEC website at www.sec.gov or the Company's website at www.communitywest.com.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

CONTACT:  Community West Bancshares
          Lynda J. Nahra, President & CEO
          805.692.5821
          www.communitywestbank.com